Exhibit 7(q)

TERMINATION AGREEMENT

This Termination Agreement (the “Termination Agreement”) is entered into as of March 3, 2004 by and among IDT Corporation, a Delaware corporation (“IDT”), Liberty Media Corporation, a Delaware corporation (“Liberty”) and Howard S. Jonas, an individual (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, IDT and Liberty are parties to that certain Subscription Agreement, dated as of March 24, 2000, as amended May 26, 2000 (the “Subscription Agreement”), whereby Liberty purchased shares of IDT common stock, par value $.01 per share (“IDT Common Stock”);

WHEREAS, pursuant to the Subscription Agreement and the Voting Agreement (as defined below), subject to certain conditions, Liberty is entitled to nominate one person to serve on the IDT Board of Directors (the “Liberty Designee”);

WHEREAS, the Stockholder is a principal stockholder of IDT;

WHEREAS, in connection with the Subscription Agreement, Liberty and the Stockholder entered into that certain Voting Agreement, dated as of June 6, 2000 (the “Voting Agreement”), pursuant to which, among other things, the Stockholder agreed to vote his shares of IDT Common Stock and IDT Class A common stock, par value $.01 per share (“IDT Class A Common Stock”), in favor of the election of the Liberty Designee;

WHEREAS, (i) IDT and Liberty and certain of their subsidiaries have entered into that certain Merger Agreement, dated as of February 10, 2004 (the “Merger Agreement”), and (ii) IDT and Liberty IDTel, Inc., a Delaware corporation and a subsidiary of Liberty (“Liberty IDTel”), have entered into that certain Stock Exchange Agreement, dated as of February 10, 2004 (the “Stock Exchange Agreement”);

WHEREAS, pursuant to the Merger Agreement and the Stock Exchange Agreement, IDT will acquire (the “Transactions”) shares of capital stock of IDT subsidiaries held by Liberty IDTel and certain other subsidiaries of Liberty, in exchange for an aggregate of 3,222,786 shares of IDT Class B Common Stock, par value $.01 per share (“IDT Class B Stock”);

WHEREAS, pursuant to the Merger Agreement and the Stock Exchange Agreement, it is a condition precedent to the consummation of the Transactions that the rights and obligations of the parties hereto with respect to the Liberty Designee and the Voting Agreement be terminated; and

WHEREAS, the parties hereto desire to enter into this Termination Agreement pursuant to which the rights and obligations with respect to the Liberty Designee and the Voting Agreement will be terminated.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Effective as of the date hereof, the Voting Agreement is hereby terminated in its entirety and is of no further force and effect.  The parties shall have no liability or obligations whatsoever to each other under or in connection with the Voting Agreement.

2.                                       Effective as of the date hereof, the rights and obligations of the parties with respect to the Liberty Designee pursuant to Section 4.2 of the Subscription Agreement are hereby terminated and of no further force and effect.  The parties shall have no liability or obligations whatsoever to each other under or in connection with the Liberty Designee and Section 4.2 of the Subscription Agreement.

3.                                       This Termination Agreement and all matters arising directly or indirectly from this Termination Agreement shall be governed by and construed in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof.

4.                                       This Termination Agreement shall be binding upon the heirs, executors, successors and assigns of each of the parties hereto.

5.                                       This Termination Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Termination Agreement as of the date first written above.

IDT CORPORATION

By:	/s/ Joyce Mason
Name: Joyce Mason
Title: Senior Vice President

LIBERTY MEDIA CORPORATION

By:	/s/ Charles Tanabe
Name: Charles Y. Tanabe
Title: Senior Vice President

HOWARD S. JONAS

/s/ Howard Jonas